EXHIBIT 11.1
                              PARACELSUS HEALTHCARE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE - AS RESTATED
                              (In thousands, except per share data)

                                      Three Months Ended     Nine Months Ended
                                         September 30,         September 30,
                                     -----------------        -----------------
                                       1996      1995          1996       1995
                                     -------    ------        ------     ------
Primary:
-------
(1) Net income (loss)               $(69,101)  $(2,273)      $(88,612) $ 1,419
                                      ======    ======         ======   ======
    Shares used in this computation:
    Weighted average common
      shares outstanding              42,290    29,772         33,975   29,772
    Shares applicable to stock
      options and warrants, net
      of shares assumed to be
      purchased from proceeds at
      average market price              (a)          -            (a)        -
                                      ------    ------         ------   ------
(2) Total shares for net income
      per share computation           42,290    29,772         33,975   29,772
                                      ======    ======         ======   ======
    Income (loss) per share:
      Continuing operations         $  (1.08)  $  0.09       $  (1.46) $  0.14
      Discontinued operations          (0.45)    (0.17)         (1.01)   (0.09)
      Extraordinary loss               (0.10)        -          (0.14)       -
                                      ------    ------         ------    -----
    Net Income (loss)  per share
      (1 divided by 2)              $  (1.63)  $ (0.08)      $  (2.61) $  0.05
                                      ======     =====         ======    =====
Fully Diluted:
-------------
(3) Net income (loss) (1)           $(69,101)  $(2,273)      $(88,612) $ 1,419
                                      ======    =====         ======   ======
    Shares used in this computation:
      Total primary shares (2)        42,290    29,772         33,975   29,772
      Shares applicable to stock
        options and warrants in addition
        to those used in primary
        computation due to the use of
        period-end marker price when
        higher than average             (a)        -            (a)        -
                                      ------   ------         ------   ------
(4) Total fully diluted shares        42,290   29,772         33,975   29,772
                                      ======   ======         ======   ======
 Income (loss) per share:
      Continuing operations         $  (1.08) $  0.09        $ (1.46) $  0.14
      Discontinued operations          (0.45)   (0.17)         (1.01)   (0.09)
      Extraordinary loss               (0.10)       -          (0.14)       -
                                        -----    -----         ------    -----
    Net Income (loss)  per share
      (3 divided by 4)              $  (1.63) $ (0.08)       $ (2.61) $  0.05
                                       =====    ======         ======    =====
(a) The effect of options and warrants were anti-dilutive for the quarter and nine months ended September 30, 1996.